Exhibit 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 4th day of August, 2016, and amends and restates the Employment Agreement effective as of the 15th day of June, 2011(the “Original Agreement”), by and among Cedar Realty Trust, Inc., a Maryland corporation formerly known as Cedar Shopping Centers, Inc. (the “Corporation”), Cedar Realty Trust Partnership, L.P., a Delaware limited partnership formerly known as Cedar Shopping Centers Partnership, L.P. (the “Partnership”), and Bruce J. Schanzer (the “Executive”).

1. Position and Responsibilities.

1.1 The Executive shall serve in an executive capacity as Chief Executive Officer of both the Corporation and the Partnership with duties consistent therewith and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity. The Executive shall report directly to the Board of Directors of the Corporation (the “Board of Directors”). The Executive shall also hold such directorships and officerships in the Corporation, the Partnership and any of their subsidiaries to which, from time to time, the Executive may be elected or appointed during the term of this Agreement.

1.2 The Executive shall devote Executive’s full business time and skill to the business and affairs of the Corporation and the Partnership and to the promotion of their interests.

2. Term of Employment.

2.1 The term of employment shall be seven years, commencing June 15, 2011, the effective date of the Original Agreement (the “Effective Date”), unless sooner terminated as provided in this Agreement.

2.2 Notwithstanding the provisions of Section 2.1 hereof, each of the Corporation and the Partnership shall have the right, on written notice to the Executive, to terminate the Executive’s employment for any reason, including Cause (as defined in Section 2.3), such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice. Upon a termination of employment for Cause, the Executive shall not be entitled to receive any additional compensation hereunder. The Executive shall have the right, on 30 days advance written notice to the Corporation and the Partnership, to resign the Executive’s employment for Good Reason (as defined in Section 2.4), such termination to be effective as of the 30th day following when such notice is given or as of such later date otherwise specified in the notice; provided, however, that Good Reason shall cease to exist for any event on the 60th day following the date on which the Executive knew or should have known of the occurrence of the event unless the Executive has given the Corporation and the Partnership written notice, in accordance with this Section 2.2.

2.3 For purposes of this Agreement, the term “Cause” shall mean any of the following: (a) the Executive’s willful failure to comply with any of the material terms of this Agreement or of the Corporation’s Code of Ethics then in effect, which shall not be cured, to the extent curable, within 10 days after written notice, or if the same is not of a nature that it can be completely cured within such 10 day period, if the Executive shall have failed to commence to cure the same within such 10 day period and shall have failed to pursue the cure of the same diligently thereafter; (b) the Executive’s engagement in gross misconduct that is demonstrably injurious to the business or reputation of the Corporation or the Partnership; (c) the Executive’s knowing and willful neglect or refusal to attend to the material duties assigned to the Executive by the Board of Directors, which shall not be cured within 10 days after written notice; (d) the Executive’s intentional misappropriation of property of the Corporation or the Partnership for the Executive’s own use; (e) the Executive’s commission of an act of fraud or embezzlement; (f) the Executive’s conviction for a felony; (g) the Executive’s engaging in any activity which is prohibited pursuant to Section 5 of this Agreement, which shall not be cured, to the extent curable, within 10 days after written notice.

2.4 For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) a material breach of this Agreement by the Corporation or the Partnership; (ii) a material reduction or adverse change in the Executive’s duties or responsibilities; or (iii) the relocation of the Executive’s office or the Corporation’s or Partnership’s executive offices to a location more than 30 miles from the Executive’s Port Washington office (or any future office which the Executive agrees to work from). The Corporation or the Partnership, as applicable, shall have 30 days after receipt of the Executive’s notice of termination for Good Reason in which to cure the failure, breach or infraction described in the notice of termination. If the failure, breach or infraction is timely cured by the Corporation or the Partnership to the reasonable satisfaction of the Executive, the notice of termination for Good Reason shall become null and void. As used herein, a “Change in Control” shall be deemed to occur if: (i) there shall be consummated (x) any consolidation or merger of the Corporation or the Partnership in which the Corporation or the Partnership is not the continuing or surviving corporation or pursuant to which the stock of the Corporation or the units of the Partnership would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation or Partnership in which the holders of the Corporation’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Corporation or the Partnership; (ii) the Board of Directors approves any plan or proposal for liquidation or dissolution of the Corporation or the Partnership; or (iii) any person acquires more than 29% of the issued and outstanding common stock of the Corporation.

3. Compensation.

3.1 (a) The Partnership shall pay to the Executive for the services to be rendered by the Executive hereunder to the Corporation and the Partnership a base salary at the rate of $800,000 per annum. The base salary shall be payable in accordance with the Corporation’s or Partnership’s normal payroll practices, but not less frequently than twice a month. Such base salary will be reviewed at least annually and may be increased (but not decreased) by the Board of Directors in its sole discretion.

(b) The Executive shall participate in the Corporation’s annual bonus plan for senior executive officers, with the payment of any bonus being within the discretion of the Board of Directors, based on recommendations of the Compensation Committee. Annual bonus payments, as specifically applicable to the Executive during the term of this Agreement, and subject in any event to recommendations of the Compensation Committee and approval of the Board of Directors, are expected to be an amount up to 100% of the Executive’s base salary, subject to performance criteria established by the Board of Directors or Compensation Committee.

(c) Commencing on the Effective Date, the Executive will receive a long‑term incentive compensation grant of 2,500,000 shares of restricted common stock of the Corporation, under the Corporation’s long-term incentive plan (the “Equity Grant”). One-half of the Equity Grant shall vest on the 7th anniversary of the date of grant only if the Executive is still employed by the Corporation on such 7th anniversary. The other one-half of the Equity Grant shall vest on the 7th anniversary of the date of grant only if (i) the Executive is still employed by the Corporation on such 7th anniversary, and (ii) the Corporation’s total stockholder return for the seven year period commencing on the Effective Date and ending on the 7th anniversary of the Effective Date averaged 6.5% or more per year for such seven year period. Such total stockholder return shall be calculated as follows: (i) the return for each 12 month period ending on an anniversary of the Effective Date shall consist of (A) the sum of (1) all dividends and distributions declared with respect to the Corporation’s common stock during such 12 month period, plus (2) the difference between the average closing price of the Corporation’s common stock for the 20 trading days prior to the last day of the 12 month period and the average closing price of such common stock for the 20 trading days prior to the first day of the 12 month period (except as provided in clause (ii) with respect to the first 12 month period), divided by (B) the average closing price of such common stock for the 20 days prior to the first day of that 12 month period (except as provided in clause (ii) with respect to the first 12 month period), and (ii) notwithstanding the foregoing, the initial price of the Corporation’s common stock with respect to the first 12 month period shall equal the closing price of such common stock on the last trading day before the public announcement by the Corporation of the hiring of the Executive. If such total stockholder return is less than such 6.5%, then such one-half of the Equity Grant shall not vest and shall be forfeited. The Executive shall receive currently and free of any risk of forfeiture all dividends and distributions with respect to the shares of common stock that constitute the Equity Grant. As the result of the Equity Grant, the Executive will not otherwise be entitled to participate in the Corporation’s long‑term incentive compensation plan. In the event that prior to the full vesting of the Equity Grant the Corporation shall terminate this Agreement without Cause, the Executive shall resign for Good Reason, the Executive’s employment with the Corporation shall terminate by reason of death or disability, or a Change in Control shall occur prior to the termination of the Executive’s employment with the Corporation, then the entire unvested Equity Grant shall fully vest on the date of such termination, resignation or Change in Control, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Equity Grant will not be granted on the Effective Date and it is subject to the shareholders of the Corporation approving either (i) an amendment to the Corporation’s 2004 Stock Incentive Plan (the “2004 Plan”) (x) increasing the number of Awards (as defined in the 2004 Plan) that may be granted in any one calendar year to any one person to 2,500,000 shares and (y) increasing the number of shares that may be issued under the 2004 Plan by 2,500,000 shares or (ii) the adoption of a new stock incentive plan that accomplishes the same results as (x)

and (y) above; provided, however, that pending such shareholder approval, (A) effective as of the Effective Date the Corporation hereby grants to the Executive 250,000 restricted shares of the Corporation’s common stock to be applied against such Equity Grant, and (B) on January 2 of each year during this Agreement, the Corporation will grant to the Executive an additional 250,000 restricted shares of such common stock to be applied against such Equity Grant. In the event that the shareholders of the Corporation do not timely approve either such an amendment to the 2004 Plan or the adoption of such a new stock incentive plan, the parties shall promptly and in good faith agree upon the terms of an economically equivalent substitute for the number of restricted shares that have not been granted pursuant to the Equity Grant.

3.2 The Executive and his family shall be entitled to participate in, and receive benefits from, on the basis comparable to other senior executives, any insurance, medical, disability, or other employee benefit plan of the Corporation, the Partnership or any of their subsidiaries which may be in effect at any time during the course of the Executive’s employment by the Corporation and the Partnership and which shall be generally available to senior executives of the Corporation, the Partnership or any of their subsidiaries.

3.3 The Partnership agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation or the Partnership in the course of the Executive’s duties hereunder upon the presentation by the Executive of appropriate vouchers therefore, including a cell phone, portable computer, blackberry or equivalent device, professional licenses and organizations and conferences such as ICSC and NAREIT.

3.4 The Executive shall be entitled each year of this Agreement to paid vacation in accordance with the Corporation’s or Partnership’s policies but not less than four weeks plus personal and floating holidays (and a ratable number of sick days), which if not taken during such year will be forfeited (unless the Board of Directors requests postponement).

3.5 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than six months during the term of this Agreement, to render the services contemplated hereunder, then the Corporation or the Partnership, at either of their options, may terminate the term of employment hereunder by notice from the Corporation or the Partnership, as the case may be, to the Executive, effective on the giving of such notice. During any period of disability of the Executive during the term hereof, the Corporation shall continue to pay to the Executive the salary and bonus to which the Executive is entitled pursuant to Section 3.1 hereof.

3.6 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

3.7 Each of the Corporation and the Partnership shall have the right to obtain for their respective benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation or the Partnership as the beneficiary. If requested by the Corporation or the Partnership, the Executive agrees to cooperate with the Corporation or the Partnership, as the case may be, in obtaining such policy.

3.8 The Executive agrees that he shall purchase on the open market $200,000 of the Corporation’s common stock within a reasonable period of time after the Effective Date (but no later than September 30, 2011).

4. Severance Compensation Upon Termination of Employment.

4.1 Except as otherwise provided in Section 2.2 hereof, if the Executive’s employment with the Corporation or the Partnership shall be terminated (a) by the Corporation or Partnership, other than for Cause or pursuant to Sections 3.5 or 3.6, or (b) by the Executive for Good Reason, then the Corporation and the Partnership shall:

(i) pay to the Executive as severance pay, on the 60th day following the Executive’s termination of employment, a lump sum payment equal to 250% of the sum of the Executive’s annual salary at the rate applicable on the date of termination and the average of the Executive’s annual bonus for the preceding two fiscal years; provided, however, that if the Executive is terminated at any time on or before December 31, 2012, the Executive’s annual bonus for this purpose will be deemed to be $625,000;

(ii) arrange to provide the Executive, for a 12 month period (or such shorter period as the Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which the Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable or would subject the Corporation or Partnership to any fines or penalties, the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive’s employment. Benefits otherwise receivable by the Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following Executive’s termination (or such shorter period elected by the Executive), and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation; and

(iii) any options granted to the Executive to acquire common stock of the Corporation, any restricted shares of common stock of the Corporation issued to the Executive, including the Equity Grant, and any other equity awards granted to the Executive under any employee benefit plan that have not vested shall immediately vest on such termination.

4.2 (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in Section 4.1 above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by insurance benefits after the date of termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Corporation or Partnership, or other contract, plan or arrangement.

(c) Neither the Corporation or the Partnership shall be required to make the payments or provide the benefits specified in Section 4.1 unless the Executive executes and delivers to the Corporation or Partnership an agreement releasing the Corporation, the Partnership, their subsidiaries and affiliates, and their officers, directors, partners, managers, employees and members (and the directors, trustees, officers, partners or employees of any such direct or indirect entities) from all liability (other than any vested benefits and the payments and benefits under this Agreement) arising from his employment hereunder or the termination of that employment in a form reasonably satisfactory to the Corporation and the Partnership and such agreement has become effective.

5. Other Activities During Employment.

5.1 The Executive shall not during the term of this Agreement, without the prior approval of the Board of Directors, undertake or engage in any other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

5.2 During the term of this Agreement, without the prior approval of the Board of Directors, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall be engaged directly or indirectly in any real estate development, leasing, marketing or management activities other than through the Corporation and the Partnership; provided, however, that the foregoing shall not be deemed to (a) prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities or (b) prohibit passive investments, subject to any limitations contained in subparagraph (a) above.

5.3 The Executive shall not, willfully or as a result of gross negligence, at any time during this Agreement or after the termination thereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined), except pursuant to subpoena, court order or applicable law. Any records of Confidential Information prepared by the Executive or which come into the Executive’s possession during this Agreement are and remain the property of the Corporation or the Partnership, as the case may be, and upon termination of the Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation or the Partnership, as the case may be.

5.4 The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by the Executive as a consequence of or through employment by the Corporation and the Partnership, not generally known in the relevant trade or industry, about the Corporation’s or the Partnership’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.

5.5 Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that the Executive may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Post-Employment Activities.

6.1 During the term of employment hereunder, and absent any written waiver or agreement to the contrary, for a period of one year after termination of employment, regardless of the reason for such termination, other than by the Corporation or Partnership without Cause or by the Executive for Good Reason, the Executive shall not directly or indirectly become employed by, act as a consultant to, or otherwise render any services to any person, corporation, partnership or other entity which is engaged in, or about to become engaged in, the retail shopping center business or any other business which is competitive with the business of the Corporation, the Partnership or any of their subsidiaries nor shall the Executive use his talents to make any such business competitive with the business of the Corporation, the Partnership or any of their subsidiaries. For the purpose of this Section, a retail shopping center business or other business shall be deemed to be competitive if it involves the ownership, operation, leasing or management of any retail shopping centers which draw from the same related trade area, which is deemed to be within a radius of 10 miles from the location of (a) any then existing shopping centers of the Corporation, the Partnership or any of their subsidiaries or (b) any proposed centers for which the site is owned or under contract, is under construction or is actively being negotiated. The Executive shall be deemed to be directly or indirectly engaged in a business if the Executive participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities.

6.2 The Executive acknowledges that the Executive has been employed for the Executive’s special talents and that Executive’s leaving the employ of the Corporation and the Partnership would seriously hamper the business of the Corporation and the Partnership. The

Executive agrees that the Corporation and the Partnership shall each be entitled to injunctive relief, in addition to all remedies permitted by law, to enforce the provisions of Sections 5 and 6 hereof. The Executive further acknowledges that the Executive’s training, experience and technical skills are of such breadth that they can be employed to advantage in other areas which are not competitive with the present business of the Corporation and the Partnership and consequently the foregoing obligation will not unreasonably impair the Executive’s ability to engage in business activity after the termination of the Executive’s present employment.

6.3 The Executive will not, during the period of employment and for one year after termination of employment, regardless of the reason for such termination, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in Executive’s individual capacity or as agent for another, any of the Corporation’s, the Partnership’s or any of their subsidiaries’ officers, employees or agents to discontinue their relationship with the Corporation, the Partnership or any of their subsidiaries nor divert or attempt to divert from the Corporation, the Partnership or any of their subsidiaries any business whatsoever by influencing or attempting to influence any contractor, lessee or supplier of the Corporation, the Partnership or any of their subsidiaries.

7. Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, the Partnership and their successors and assigns, and upon the Executive and the Executive’s heirs, executors, administrators and legal representatives. The Corporation and the Partnership will require any successor or assign to all or substantially all of their business or assets to assume and perform this Agreement in the same manner and to the same extent that the Corporation and the Partnership would be required to perform if no such succession or assignment had taken place. This Agreement shall not be assignable by the Executive.

8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered by hand, when delivered by commercial courier service or three days after mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice.

To the Corporation or the Partnership:
Cedar Realty Trust, Inc. 44 South Bayles Avenue Port Washington, NY 11050 Attn: Chairman of the Board

To the Executive:
Bruce J. Schanzer 22 Bayeau Road New Rochelle, NY 10804

provided, however, that any notice of change of address shall be effective only upon receipt.

12. Waivers. If any party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by the parties hereto.

14. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

15. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the same counterpart.

16. Arbitration. Mindful of the high cost of litigation, not only in dollars but time and energy as well, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any controversy should arise out of or concerning the performance of this Agreement. Accordingly, the parties do hereby covenant and agree that any controversy, dispute or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any party to this Agreement, through arbitration by a dispute resolution process administered by JAMS or any other mutually agreed upon arbitration firm involving final and binding arbitration conducted at a location determined by the arbitrator in New York City administered by and in accordance with the then existing rules of practice and procedure of such arbitration firm and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof; provided, however, that the Corporation and the Partnership shall be entitled to seek judicial relief to enforce the provisions of Sections 5 and 6 of this Agreement. Each party shall bear its own costs and expenses in connection with any such dispute; provided, however, that if the arbitrator or court determines that the Executive has prevailed with respect to at least one material issue, the Corporation shall reimburse the Executive for his costs and expenses relating to such dispute (including reasonable legal fees and arbitration expenses). Any such reimbursements shall be made as soon as practicable and no later than December 31 of the year following the year in which the Executive incurs the related expense. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.

17. Indemnification. During this Agreement and thereafter, the Corporation and the Partnership shall indemnify the Executive to the fullest extent permitted by law against any judgments, fine, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Corporation’s or Partnership’s Articles of Incorporation, By-Laws, Agreement of Limited Partnership or otherwise. Following the Executive’s termination of employment, the Corporation and the Partnership shall continue to cover the Executive under the then existing director’s and officer’s insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Corporation or the Partnership or in any capacity at the request of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

18. Withholding. All payments and benefits under this Agreement shall be made subject to applicable withholding, and the Corporation and/or Partnership, as applicable, shall withhold from any payments or benefits under this Agreement all federal, state and local income, payroll, excise and other taxes, as the Corporation or Partnership believes it is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment and benefits received under this Agreement.

19. Interpretation. In the event of a dispute over the meaning of this Agreement or any provision thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

20. Survival of Terms. The provisions of this Agreement shall survive the termination of this Agreement to the extent consistent with, or necessary to carry out, the purposes thereof.

21. No Limitations. The Executive represents his employment by the Corporation and Partnership hereunder does not conflict with, or breach, any confidentiality, non-competition or other agreement, express or implied, to which he is a party or to which he may be subject.

22. Document and Property Surrender. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately surrender and deliver to the Corporation and Partnership, all documents, correspondence and any other information, of any type whatsoever, from the Corporation, Partnership or any of their agents, servants, employees, that came into the Executive’s possession by any means whatsoever, during the course of employment and shall not retain any copies thereof and shall return all property of the Corporation and the Partnership, including, but not limited to, any computers, cell phones, handheld devices, credit cards, office keys, security passes or identification cards in the Executive’s possession.

23. Section 409A.

23.1 It is the intention of the Corporation and the Partnership that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with the above. The Executive acknowledges that the Corporation and the Partnership have made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.

23.2 Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

23.3 For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A.

23.4 Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Corporation is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (as determined under the Corporation’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment.

23.5 Any reimbursements provided under this Agreement shall be made as soon as practicable and no later than the December 31st following the year in which such expenses are incurred, or such earlier date as provided under any plan or policy of the Corporation or Partnership, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cedar Realty Trust, Inc.

By:	/s/ PHILIP R. MAYS
Title : Chief Financial Officer

Cedar Realty Trust Partnership, L.P.

By:	Cedar Realty Trust, Inc. General Partner

By:	/s/ PHILIP R. MAYS
Title: Chief Financial Officer
/s/ BRUCE J. SCHANZER
Bruce J. Schanzer